Exhibit 99.1

Contacts:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TransMontaigne Inc. Stockholders Approve Merger With Morgan Stanley Capital Group Inc.

Thursday, August 31, 2006	Immediate Release

Denver, Colorado — TransMontaigne Inc. (NYSE: TMG) today announced that the stockholders of TransMontaigne have approved its previously announced merger agreement relating to the proposed acquisition of TransMontaigne by Morgan Stanley Capital Group Inc.  Approximately 99% of the shares of TransMontaigne common stock present in person or by proxy at the special meeting voted in favor of the merger transaction, which represented approximately 69% of the shares of TransMontaigne common stock entitled to vote at the special meeting.  Subject to satisfaction of customary closing conditions, TransMontaigne currently expects to complete the merger on September 1, 2006.  Upon consummation of the merger, holders of our common stock will receive cash consideration of $11.35 per share, without interest.  Holders of our common stock will receive instructions from U.S. Bank National Association, the paying agent, on how to exchange their shares of common stock for the cash consideration.  Following the merger, TransMontaigne will be privately held and shares of our common stock will no longer be traded on the New York Stock Exchange.

About TransMontaigne Inc.

TransMontaigne Inc. (the “Company”) is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE: TLP).  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site:www.transmontaigne.com

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  These forward-looking statements include statements regarding the proposed transactions.  These statements are based on the current expectations of management of TransMontaigne.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document.  For example, (1) conditions to the closing of the merger transaction may not be satisfied or the merger agreement may be terminated prior to closing; (2) the merger transaction may involve unexpected costs or unexpected liabilities; (3) the businesses of TransMontaigne may suffer as a result of uncertainty surrounding the merger transaction; and (4) TransMontaigne may be adversely affected by other economic, business, and/or competitive factors.  Additional factors that may affect the future results of TransMontaigne are set forth in our Annual Report on Form 10-K for the year ended June 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the SEC, which are available at www.transmontaigne.com.  TransMontaigne undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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